Protective Insurance Corporation                                                                                                                                                                                                                                                                                                                                                                                  August 4, 2020
Unaudited Second Quarter Financial Statements                                                                                                                                                                                                                                                                                                                          Investor Contact:  John R. Barnett
                                                                                                                                                                                                                                                                                                                                                                                                           investors@protectiveinsurance.com
                                                                                                                                                                                                                                                                                                                                                                                                                                           (317) 429-2554

PROTECTIVE INSURANCE CORPORATION ANNOUNCES RESULTS FOR THE QUARTER AND SIX MONTHS
Carmel, Indiana, August 4, 2020—Protective Insurance Corporation (NASDAQ: PTVCA, PTVCB) today reported  second quarter net income of $11.4 million, or $0.80 per share, which compares to net income of $1.5 million, or $0.11 per share, for the prior year’s second quarter.  For the first six months of 2020, net loss totaled $10.8 million, or $0.76 per share, which compares to net income of $4.3 million, or $0.28 per share, for the prior year period.

Highlights for the second quarter and first half of 2020 include:

•	Accident Year combined ratios were 101.4% for the second quarter of 2020 and 102.9% for the first six months of 2020, an improvement of 5.6 points and 5.0 points over the comparative 2019 periods.
•	Net investment income increased to $13.6 million for the first six months of 2020 driven by a continued asset allocation shift to fixed income and higher investment balances.
•
As a result of actions to improve underwriting profitability and the impact of the COVID-19 pandemic, gross premiums written declined from $147.2 million in the second quarter of 2019 to $115.4 million in the second quarter of 2020.  For the first six months of 2020, gross premiums written were $249.6 million compared to $296.0 million for the 2019 period.

•	Prior period loss development was $0.3 million favorable for the quarter compared to $0.6 million favorable for the prior year quarter.
•
Realized and unrealized investment gains recognized through the statement of operations were $10.6 million (pre-tax) for the second quarter of 2020.  For the first six months of 2020, realized and unrealized investment losses totaled $17.1 million (pre-tax).

•
Book value per share increased $2.19 in value during the second quarter due to valuation gains on our investment holdings, including gains recognized through comprehensive income, and positive income from core business operations.  Book value per share was $23.64 at June 30, 2020.

Jeremy Johnson, Protective’s Chief Executive Officer, said: “Our quarterly results demonstrate the strength of our franchise, the commitment of our colleagues and our ongoing progress towards sustained underwriting profitability. Excluding discontinued lines of business, premiums written in our core trucking books increased during the quarter and our focus on pricing improvements and risk selection has materially improved our loss ratios. Our customers continue to make essential deliveries, large and small, across the USA, and we are proud to support them.”

Income from core business operations, before federal income tax, was $5.3 million for the second quarter of 2020 compared to a loss from core business operations, before federal income tax, of $0.9 million during the second quarter of 2019.  Income from core business operations, before federal income tax, was $7.9 million for the first six months of 2020 compared to a loss from core business operations, before federal income tax expense, of $3.5 million for the 2019 period.

Gross premiums written for the second quarter of 2020 decreased 21.5% to $115.4 million compared to $147.2 million written during the prior year period.  Net premiums earned for the second quarter of 2020 decreased to $97.7 million, down 15.5% compared to the prior year period.  Gross premiums written for the first six months of 2020 decreased 15.7% to $249.5 million compared to $296.0 million for the 2019 period.  Net premiums earned for the first six months of 2020 decreased to $207.4 million, down 8.1% compared to the prior year period.  For both periods, the lower premiums are primarily the result of underwriting actions to improve profitability, including rate increases and non-renewal of certain risks.  Additionally, net premiums earned within our commercial automobile products, specifically public transportation, were lower as a result of COVID-19 due to a reduction in miles driven.

Underwriting operations produced an accident year combined ratio of 101.4% during the second quarter of 2020; an improvement when compared to an accident year combined ratio of 107.0% for the prior year period.  Excluding prior period development, the second quarter of 2020 accident year loss ratio was 70.1% which was an 8.6 point reduction from the second quarter 2019 loss ratio.  The reduction in the loss ratio and combined ratio reflects actions taken by the Company to improve underwriting results, including non-renewal of unprofitable business as well as significant rate increases in commercial automobile.  Given ongoing profitability challenges, the company has discontinued writing public transportation business effective the fourth quarter of 2020.

Prior period loss development was $0.3 million favorable for the quarter compared to $0.6 million favorable for the prior year quarter.  For the second quarter of 2020, we experienced favorable development in our occupational accident line of business for accident years 2018 and 2019, partially offset by unfavorable development in excess automobile liability and public transportation primarily for accident year 2018.

In our commercial automobile portfolio, the Company attained weighted average rate increases of 21% on premiums available for renewal during the second quarter of 2020. Including other lines of business, rate change for the quarter totaled 9.5%, which is well above our view of loss cost trend and is contributing to our underwriting results improvement.

Commercial automobile products covered by our reinsurance treaties from July 3, 2013 through July 2, 2019 are subject to an unlimited aggregate stop-loss provision.  Currently each of these treaty years is reserved at or above the attachment level of these treaties.  For every $100 of additional loss, the Company is responsible only for its $25 retention.  Commercial automobile products covered by the Company’s reinsurance treaty from July 3, 2019 through July 2, 2020 are also subject to an unlimited aggregate stop-loss provision.  Once the aggregate stop-loss level is reached, for every $100 of additional loss, the Company is responsible for its $65 retention.  This increase in the Company’s retention compared to recent years reflects the combination of (1) a decreased need for stop-loss reinsurance protection resulting from a significant decrease in the company’s commercial automobile subject limits profile, (2) a higher cost for this coverage and (3) the Company’s confidence in profitability improvements given the limit reductions and rate increases on its commercial automobile products.  Due to continued rate achievement in commercial automobile, significant improvements in mix of business and reductions to our limits profile the Company has decided to non-renew this treaty for policies written after July 3, 2020.

Net investment income for the second quarter of 2020 decreased 1.9% to $6.4 million compared to $6.5 million in the prior year period.  The decrease reflected lower interest rates on cash and cash equivalent balances in the current period partially offset by an increase in average funds invested compared to the second quarter of 2019.  Credit quality remains high with a weighted average rating of AA-, including cash.  For the first six months of 2020, net investment income increased 6.9% to $13.6 million, compared to $12.7 million during the 2019 period, reflecting an increase in average funds invested resulting from positive cash flow, as well as the continued reallocation from equity investments in limited partnerships and cash and cash equivalent investments into short-duration, high-quality bonds, partially offset by lower interest rates on cash and equivalent balances in the current period.

Book value per share as of June 30, 2020 was $23.64, a decrease of $1.87 per share during the first six months of 2020, after the payment of cash dividends to shareholders totaling $0.20 per share. Book value per share was adversely impacted by total investment losses of $18.2 million ($14.4 million after tax, or $1.01/share), the adoption of the new current expected credit loss (CECL) model of $15.5 million ($12.2 million after tax, or $0.86/share) and a deferred tax asset valuation allowance of $2.4 million ($0.17/share).

During the second quarter of 2020, total realized and unrealized investment gains (pre-tax) were $32.7 million.  The following table provides details related to our unrealized and realized investment gains (losses) during the three and six months ended June 30, 2020:

	Three months ended	Six months ended
	June 30, 2020	June 30, 2020
Net realized losses on investment, including impairments, within statements of operations	$(4,517)	$(9,344)
Net unrealized gains (losses) on equity securities and limited partnership investments within statements of operations	15,132	(7,797)
Net unrealized gains (losses) on fixed income securities recorded within other comprehensive income (loss)	22,077	(1,010)
Total realized and unrealized investment gains (losses) (pre-tax)	$32,692	$(18,151)

The Company recorded a $2.4 million valuation allowance on net deferred tax assets as of June 30, 2020, a reduction from an allowance of $4.9 million at March 31, 2020.  This reduction is a result of improvements in our investment portfolio during the quarter. The Company considered several factors in assessing the realizability of our net deferred tax assets.  The allowance was primarily driven by the decline in investment values and corresponding tax impacts resulting in the reversal of deferred tax liabilities to deferred tax assets during the first six months of 2020.  We have concluded that a valuation allowance is appropriate for our deferred tax assets not supported by either carryback availability or future reversals of existing taxable temporary differences. Because the Company has recorded a three-year cumulative net loss, we were not able to include future projected income in our analysis.  This valuation allowance does not change our positive outlook on future company results. As we return to profitability or realize appreciation in our equity and fixed income portfolios, our valuation allowance will be reduced or eliminated.  The valuation allowance does not limit our ability to use deferred tax assets in the future.

The Company's net income (loss), determined in accordance with U.S. generally accepted accounting principles (GAAP), includes items that may not be indicative of ongoing operations.  The following table reconciles income (loss) before federal income tax expense (benefit) to underwriting loss, a non-GAAP financial measure that is a useful tool for investors and analysts in analyzing ongoing operating trends.

	Three Months Ended		Six Months Ended
	June 30		June 30
	2020	2019	2020	2019

Income (loss) before federal income tax expense (benefit)	$14,207	$1,950	$(10,932)	$5,464
Less: Net realized gains (losses) on investments	(4,517)	627	(9,344)	327
Less: Net unrealized gains (losses) - equity securities and limited partnerships	15,132	2,262	(7,797)	8,589
Less: Corporate charges included in Other operating expense	(1,700)	-	(1,700)	-
Income (loss) from core business operations	$5,292	$(939)	$7,909	$(3,452)
Less: Net investment income	6,379	6,500	13,616	12,732
Underwriting loss	$(1,087)	$(7,439)	$(5,707)	$(16,184)

The Company uses the term income (loss) from core business operations, a non-GAAP financial measure, which is defined as income (loss) before federal income tax expense (benefit) excluding pre-tax realized and unrealized investment gains and losses.  This financial measure is used to evaluate the Company’s operating performance.  It separates out the recognition of realized investment gains and losses, and occurrence of unrealized gains and losses, that are often driven by market changes in security valuations versus operating decisions.

The combined ratios and the components, as presented herein, are commonly used in the property/casualty insurance industry and are applied to the Company’s GAAP underwriting results.

Conference Call Information:
Protective Insurance Corporation has scheduled its quarterly conference call for Wednesday, August 5, 2020, at 11:00 AM EST to discuss results for the second quarter ended June 30, 2020.
To participate via teleconference, investors may dial 1-877-705-6003 (U.S./Canada) or 1-201-493-6725 (International or local) at least five minutes prior to the beginning of the call.  A replay of the call will be available through August 12, 2020 by calling 1-844-512-2921 or 1-412-317-6671 and referencing passcode 13706248.  Investors and interested parties may also listen to the call via a live webcast, accessible on the company’s web site via a link at the top of the main Investor Relations page.  To participate in the webcast, please register at least fifteen minutes prior to the start of the call.  The webcast will be archived on this site until February 5, 2021.  The webcast may be accessed directly at: http://public.viavid.com/index.php?id=140535.
Also available on the investor relations section of our web site is an investor presentation providing additional information to be reviewed in conjunction with our earnings call.  We have also made available complete interim financial statements and copies of our filings with the Securities and Exchange Commission.

The accompanying unaudited condensed financial statements have been prepared in accordance with the instructions to Form 10-Q but do not include all of the information and footnotes as disclosed in the Company’s annual audited financial statements.  In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for fair presentation have been included.
Forward-looking statements in this report are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Investors are cautioned that such forward-looking statements involve inherent risks and uncertainties.  Readers are encouraged to review the Company's annual report for its full statement regarding forward-looking information.

Protective Insurance Corporation and Subsidiaries
Unaudited Condensed Consolidated Balance Sheets
(in thousands, except per share data)

	June 30	December 31
	2020	2019
Assets
Investments [1]:
Fixed income securities (2020: $800,519; 2019: $783,047)	$812,001	$795,538
Equity securities	46,009	76,812
Limited partnerships, at equity	7,393	23,292
Commercial mortgage loans	11,875	11,782
Short-term [2]	1,000	1,000
	878,278	908,424
Cash and cash equivalents	107,925	67,851
Restricted cash and cash equivalents	9,780	21,037
Accounts receivable	85,225	111,762
Reinsurance recoverable	421,757	432,067
Other assets	86,984	86,306
Current federal income taxes	4,611	4,878
Deferred federal income taxes	5,708	2,035
	$1,600,268	$1,634,360

Liabilities and shareholders' equity
Reserves for losses and loss expenses	$1,015,360	$988,305
Reserves for unearned premiums	60,191	74,810
Borrowings under line of credit	20,000	20,000
Accounts payable and other liabilities	168,679	186,929
	1,264,230	1,270,044
Shareholders' equity:
Common stock-no par value	607	610
Additional paid-in capital	53,692	53,349
Accumulated other comprehensive income	7,893	9,369
Retained earnings	273,846	300,988
	336,038	364,316
	$1,600,268	$1,634,360

Number of common and common
equivalent shares outstanding	14,213	14,279
Book value per outstanding share	$23.64	$25.51

[1] 2020 & 2019 cost in parentheses
[2] Approximates cost

Protective Insurance Corporation and Subsidiaries
Unaudited Condensed Consolidated Statements of Operations
(in thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30		June 30
	2020	2019	2020	2019
Revenues
Net premiums earned	$97,730	$115,631	$207,389	$225,644
Net investment income	6,379	6,500	13,616	12,732
Commissions and other income	1,889	1,978	3,551	4,043
Net realized gains (losses) on investments, excluding impairment losses	(4,099)	713	(8,886)	673
Impairment losses on investments	(418)	(86)	(458)	(346)
Net unrealized gains (losses) on equity securities and limited partnership investments	15,132	2,262	(7,797)	8,589
Net realized and unrealized gains (losses) on investments	10,615	2,889	(17,141)	8,916
	116,613	126,998	207,415	251,335
Expenses
Losses and loss expenses incurred	68,208	90,433	150,040	177,555
Other operating expenses	34,198	34,615	68,307	68,316
	102,406	125,048	218,347	245,871
Income (loss) before federal income tax expense (benefit)	14,207	1,950	(10,932)	5,464
Federal income tax expense (benefit)	2,840	415	(143)	1,181
Net income (loss)	$11,367	$1,535	$(10,789)	$4,283

Per share data - diluted:
Income (loss) before net gains (losses) on investments	$.21	$(.05)	$.19	$(.19)
Net gains (losses) on investments	.59	.16	(.95)	.47
Net income (loss)	$.80	$.11	$(.76)	$.28

Weighted average number of shares outstanding:
Basic	14,117	14,616	14,143	14,731
Dilutive effect of share equivalents	62	63	-	60
Diluted	14,179	14,679	14,143	14,791

Protective Insurance Corporation and Subsidiaries
Unaudited Condensed Consolidated Statements of Cash Flows
(in thousands)

	Six Months Ended
	June 30
	2020	2019

Net cash provided by operating activities	$11,678	$38,396
Investing activities:
Purchases of available-for-sale investments	(164,518)	(245,099)
Proceeds from sales or maturities
of available-for-sale investments	128,733	110,756
Proceeds from sales of equity securities	44,395	14,449
Purchase of commercial mortgage loans	(410)	(2,213)
Proceeds from commercial mortgage loans	121	-
Distributions from limited partnerships	14,636	20,231
Other investing activities	(712)	(1,343)
Net cash provided by (used in) investing activities	22,245	(103,219)
Financing activities:
Dividends paid to shareholders	(2,858)	(2,987)
Repurchase of common shares	(1,782)	(6,487)
Net cash used in financing activities	(4,640)	(9,474)

Effect of foreign exchange rates on cash and cash equivalents	(466)	591

Increase (decrease) in cash, cash equivalents and restricted cash and cash equivalents	28,817	(73,706)
Cash, cash equivalents and restricted cash and cash equivalents at beginning of period	88,888	170,811
Cash, cash equivalents and restricted cash and cash equivalents at end of period	$117,705	$97,105

Financial Highlights (unaudited)
Protective Insurance Corporation and Subsidiaries
(In thousands, except share and per share data)	Three Months Ended		Six Months Ended
	June 30		June 30
	2020	2019	2020	2019

Annualized
Book value per share beginning of period	$21.53	$24.63	$25.51	$23.95
Book value per share end of period	23.64	25.26	23.64	25.26
Change in book value per share	$2.11	$0.63	$(1.87)	$1.31
Dividends paid	0.10	0.10	0.20	0.20
Change in book value per share plus dividends paid	$2.21	$0.73	$(1.67)	$1.51
Total value creation [1]	10.3%	3.0%	(6.5%)	6.3%

Return on average shareholders' equity:
Average shareholders' equity	320,711	366,743	350,177	361,749

Net income (loss)	11,367	1,535	(10,789)	4,283
Less: Tax valuation allowance recognized in net income (loss)	130	-	(2,176)	-
Less: Net realized and unrealized gains (losses) on investments, net of tax	8,386	2,282	(13,541)	7,044
Less: Corporate charges included in Other operating expenses, net of tax [3]	(1,343)	-	(1,343)	-
Income (loss) from core business operations, net of tax	4,194	(747)	6,271	(2,761)

Return on net income (loss)	3.5%	0.4%	(3.1%)	1.2%
Return on income (loss) from core business operations, net of tax	1.3%	(0.2%)	1.8%	(0.8%)

Loss and LAE expenses incurred	$68,208	$90,433	$150,040	$177,555
Less: Prior period loss development	(318)	(598)	(326)	(1,656)
Loss and LAE expenses incurred, less prior period loss development	$68,526	$91,031	$150,366	$179,211
Net premiums earned	97,730	115,631	207,389	225,644
Accident year loss and LAE ratio	70.1%	78.7%	72.5%	79.4%

Other operating expenses	$34,198	$34,615	$68,307	$68,316
Less: Commissions and other income	1,889	1,978	3,551	4,043
Less: Corporate charges [2]	1,700	-	1,700	-
Other operating expenses, excluding coerporate charges, less commissions and other income	$30,609	$32,637	$63,056	$64,273
Net premiums earned	97,730	115,631	207,389	225,644
Expense ratio	31.3%	28.2%	30.4%	28.5%

Accident year combined ratio [3]	101.4%	107.0%	102.9%	107.9%

Gross premiums written	$115,449	$147,152	$249,455	$296,045
Net premiums written	89,279	115,695	198,513	231,017

[1] Total Value Creation equals change in book value plus dividends paid, divided by beginning book value.
[2] Represents the corporate charges incurred in conjunction with the Board's review of a third party contingent sale agreement and activities of the special committee of the Board of Directors.
[3] The accident year combined ratio is calculated as ratio of losses and loss expenses incurred, excluding prior period development, plus other operating expenses excluding corporate charges, less commission and other income to net premiums earned.